EXHIBIT 21.1

CIBER, Inc.

List of Subsidiaries

As of December 31, 2005

Name	Jurisdiction of Organization
Remtech Services, Inc.	Virginia
CIBER Indiana LLC	Indiana
Knowledge Systems Private Ltd.	India
CIBER International Holdings C.V.	The Netherlands
CIBER Europe B.V.	The Netherlands
CIBER European Holdings Limited	United Kingdom
CIBER Europe Limited	United Kingdom
CIBER (UK) Ltd.	United Kingdom
Apex Computers Limited	United Kingdom
Ascent Technology Limited	United Kingdom
Ascent Technology Group Limited	United Kingdom
CIBER Novasoft Limited	United Kingdom
CIBER Norge AS	Norway
CIBER Danmark AS	Denmark
C.I.B.E.R. Sweden AB	Sweden
ECSoft Nederlands Holding B.V.	The Netherlands
CIBER Nederlands B.V.	The Netherlands
Top Contracts BV (1)	The Netherlands
CIBER Holding GmbH	Germany
U.T.S. Beteiligungs GmbH	Germany
U.T.S. GmbH & Co. KG	Germany
Novasoft AG (2)	Germany
Novasoft RC SP z.o.o.	Poland
CIBER Novasoft IT-Services GmbH	Austria
CIBER Novasoft OY	Finland
Offilog Consulting S.L.	Spain
CIBER Novasoft s.r.o.	Czech Republic
OOO CIBER Novasoft	Russia
CIBER Novasoft Pty Ltd. (3)	Australia
CIBER Novasoft ASIA Pte. Ltd. (4)	Singapore
CIBER Novasoft Co. Ltd.	China

All entities are 100% owned by CIBER or its subsidiaries, unless otherwise noted.

Excludes non-operating and inactive subsidiaries.

(1)       Owned 51% by CIBER group

(2)       Owned 95% by CIBER group

(3)       Owned 80% by CIBER group

(4)       Owned 77% by CIBER group